As filed with the Securities and Exchange Commission on April 27, 2023

Registration No. 333-226814

Registration No. 333-230400

Registration No. 333-237113

Registration No. 333-249869

Registration No. 333-253657

Registration No. 333-262945

Registration No. 333-265120

Registration No. 333-270948

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-226814

FORM S-8 REGISTRATION STATEMENT NO. 333-230400

FORM S-8 REGISTRATION STATEMENT NO. 333-237113

FORM S-8 REGISTRATION STATEMENT NO. 333-249869

FORM S-8 REGISTRATION STATEMENT NO. 333-253657

FORM S-8 REGISTRATION STATEMENT NO. 333-262945

FORM S-8 REGISTRATION STATEMENT NO. 333-265120

FORM S-8 REGISTRATION STATEMENT NO. 333-270948

UNDER

THE SECURITIES ACT OF 1933

Provention Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-5245912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Broad Street, 2nd Floor Red Bank, New Jersey	07701
(Address of Principal Executive Offices)	(Zip Code)

Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan

Provention Bio, Inc. 2020 Inducement Plan

(Full titles of the plans)

Michael Tolpa

President

Provention Bio, Inc.

251 Little Falls Drive

Wilmington, Delaware 19808

(302) 636-5401

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.

Sachin Kohli, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

Provention Bio, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.0001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-226814, filed on August 13, 2018, relating to the registration of 3,869,424 Shares under the Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan;

•	Registration Statement No. 333-230400, filed on March 19, 2019, relating to the registration of 3,050,893 Shares under the Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan;

•	Registration Statement No. 333-237113, filed on March 12, 2020, relating to the registration of 3,000,000 Shares under the Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan;

•	Registration Statement No. 333-249869, filed on November 5, 2020, relating to the registration of 2,000,000 Shares under the Provention Bio, Inc. 2020 Inducement Plan;

•	Registration Statement No. 333-253657, filed on February 26, 2021, relating to the registration of 2,270,353 Shares under the Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan;

•	Registration Statement No. 333-262945, filed on February 24, 2022, relating to the registration of 1,768,825 Shares under the Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan;

•	Registration Statement No. 333-265120, filed on May 20, 2022 relating to the registration of 2,500,000 Shares under the Provention Bio, Inc. 2020 Inducement Plan; and

•	Registration Statement No. 333-270948, filed on March 29, 2023, relating to the registration of 7,186,283 Shares under the Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan.

On April 27, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2023, by and among the Registrant, Sanofi, a French société anonyme (“Sanofi”), and Zest Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Sanofi (“Purchaser”), Purchaser merged with and into the Registrant with the Registrant surviving the merger as an indirect wholly owned subsidiary of Sanofi (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements to remove from registration the Shares registered but remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 27, 2023.

PROVENTION BIO, INC.

By:	/s/ Michael J. Tolpa
Name: Title:	Michael J. Tolpa Treasurer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.